Contact:    Patrick Suehnholz
    Director of Investor Relations
    Greenhill & Co., Inc.
    (212) 389-1800

GREENHILL & CO. REPORTS SECOND QUARTER 2022 RESULTS
•Quarterly revenues of $36.0 million, down 17% from prior year’s second quarter due to few large M&A transaction completions amid a slowdown in market activity
•Year to date revenues of $81.5 million, down 27% from the same period in 2021 due to fewer large transaction completions
•Compensation costs for quarter and year to date up slightly over last year; elevated compensation ratios in each period given the lower than typical revenue levels
•Non-compensation costs slightly below last year’s first half level
•Repurchased 850,926 shares of common stock and common stock equivalents during the quarter for $10.4 million at an average price of $12.18 per share
•Recruited 2 additional Managing Directors during the quarter
NEW YORK, NEW YORK, August 2, 2022 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $36.0 million, a net loss of $18.7 million and a loss per share of $1.03 for the quarter ended June 30, 2022.
The Firm’s second quarter 2022 revenues compare to revenues of $43.2 million in the second quarter of 2021, which represents a decrease of $7.2 million. The Firm’s second quarter 2022 net loss and loss per share compare to a net loss of $8.8 million and a loss per share of $0.45 for the second quarter 2021.
For the six months ended June 30, 2022, revenues of $81.5 million compare to $112.2 million for the comparable period in 2021, a decrease of $30.7 million. For the first half of 2022, a net loss of $30.8 million and a loss per share of $1.68 compare to a net loss of $6.7 million and a loss per share of $0.34 for the same period in 2021.
The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“Our teams in all regions remain busily engaged on important client assignments, but our revenue for the quarter and first half was light given relatively few significant transaction closings. While there is no reason to think our business is subject to predictable seasonality, this year is looking very much like the prior three, where a weak first half revenue result was followed by a much stronger second half performance, resulting in a solid full year revenue outcome. Given we continue to be disciplined on costs, that would result in another year of strong cash flow generation. We see our stock as significantly undervalued relative to the amount of cash we have proven able to generate through a wide variety of market conditions. Accordingly, we repurchased 1.9 million shares and share equivalents in the first half, and plan to continue to direct our cash flow toward acquiring additional shares so long as the market valuation remains attractive,” Scott L. Bok, Chairman and Chief Executive Officer, commented.
Revenues
Revenues were $36.0 million in the second quarter of 2022 compared to $43.2 million in the second quarter of 2021, a decrease of $7.2 million, or 17%. The decrease principally resulted from fewer significant merger and acquisition transaction completion fees.
For the six months ended June 30, 2022, revenues were $81.5 million compared to $112.2 million in 2021, a decrease of $30.7 million, or 27%. The decrease principally resulted from fewer significant transaction completion fees.
Recruiting Update
We are announcing today the recruitment of Spencer Crawford (most recently Managing Director at William Blair) who joined the Firm as a Managing Director and Co-Head of U.S. Financial Sponsor Coverage and is based in San Francisco. In addition, we announce today the addition of Kristin Allen (formerly Managing Director at Solomon Partners and Credit Suisse) who will join the Firm as a Managing Director focused on the telecommunications and wireless infrastructure sector and be based in New York.
Including all Managing Directors whose recruitment we have announced to date, we have 80 client-facing Managing Directors as of this date.
Expenses
Operating Expenses
Our total operating expenses for the second quarter of 2022 were $56.9 million, which compared to $52.4 million of total operating expenses for the second quarter of 2021. The increase in total operating expenses of $4.5 million, or 9%, resulted from higher compensation and benefits expenses and non-compensation operating expenses, each as described in more detail below.
For the six months ended June 30, 2022, our total operating expenses were $116.9 million, which compared to $114.1 million of total operating expenses for the first half of 2021. The increase in total operating expenses of $2.8 million, or 2%, resulted from an increase in our compensation and benefits expenses, partially offset by a decrease in our non-compensation operating expenses, each as described in more detail below.

The following table sets forth information relating to our operating expenses.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
	(in millions, unaudited)
Employee compensation and benefits expenses	$43.2	$39.8	$90.0	$87.1
% of revenues	120%	92%	110%	78%
Non-compensation operating expenses	13.8	12.6	26.9	27.0
% of revenues	38%	29%	33%	24%
Total operating expenses	56.9	52.4	116.9	114.1
% of revenues	158%	121%	143%	102%
Total operating income (loss)	(20.9)	(9.2)	(35.4)	(2.0)
Operating profit margin	NM	NM	NM	NM
Compensation and Benefits Expenses
Our employee compensation and benefits expenses were $43.2 million in the second quarter of 2022 as compared to $39.8 million for the second quarter of 2021. The increase in expense of $3.4 million, or 8%, was principally due to growth in professional headcount and a market driven increase in salaries. The ratios of compensation to revenues for the second quarters in both 2022 and 2021 were elevated due to lower than average quarterly revenues.
For the six months ended June 30, 2022, our employee compensation and benefits expenses were $90.0 million compared to $87.1 million for the same period in 2021. The increase in expense of $2.9 million, or 3%, was principally attributable to headcount growth and higher salary levels of our professional staff. The ratio of compensation to revenues for the six month periods in 2022 and 2021 was elevated due to the low level of first half revenues in each year.
Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.
Non-Compensation Operating Expenses
For the three months ended June 30, 2022, our non-compensation operating expenses of $13.8 million increased $1.2 million, or 9%, as compared to $12.6 million in the same period in 2021. The increase principally resulted from higher costs for business travel and entertainment.
Non-compensation expenses as a percentage of revenues for the three months ended June 30, 2022 were 38% compared to 29% for the same period in 2021. The increase in non-compensation expenses as a percentage of revenues resulted from the effect of spreading slightly higher non-compensation costs over lower revenues in the three months ended June 30, 2022 as compared to the same period in 2021.
For the first half of 2022, our non-compensation operating expenses of $26.9 million decreased $0.1 million, or 1% as compared to $27.0 million in the comparable period in 2021. The slight decrease principally resulted from the benefit of a small foreign currency gain compared to a small foreign currency loss in the same period in the prior year, partially offset by increased travel and entertainment costs.

Non-compensation expenses as a percentage of revenues for the six months ended June 30, 2022 were 33% compared to 24% for the same period in 2021. The increase in non-compensation expenses as a percentage of revenues resulted from the effect of spreading comparable non-compensation costs over much lower revenues in the first half of 2022 as compared to the same period in 2021.
Our non-compensation operating expenses can vary as a result of a variety of factors such as changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of client reimbursed expenses, the impact of currency movements and other factors. Accordingly, the non-compensation operating expenses in any particular period may not be indicative of the non-compensation operating expenses in future periods.
Interest Expense
For the three months ended June 30, 2022, we incurred interest expense of $3.3 million as compared to $3.1 million for the same period in 2021. The increase of $0.2 million principally related to higher market borrowing rates in the second quarter of 2022 compared to the same period in 2021, offset in part by lower borrowings outstanding as a result of accelerated debt repayments made during 2021.
For the six months ended June 30, 2022, we incurred interest expense of $6.0 million, a decrease of $0.3 million as compared to $6.3 million for the same period in 2021. The decrease related to lower borrowings outstanding, offset in part by higher average market borrowing rates in the first six months of 2022 as compared to the same period in 2021.
The rate of interest on our borrowing is based on LIBOR and can vary from period to period. Accordingly, the amount of interest expense in any particular period may not be indicative of the amount of interest expense in future periods. There can be no certainty that our borrowing rate will not increase in future periods as a result of the transition from LIBOR to SOFR or another alternative rate.
Provision for Income Taxes
For the three months ended June 30, 2022, we recognized an income tax benefit of $5.4 million as compared to an income tax benefit of $3.4 million for the same period in 2021. The tax benefit recognized in the second quarter of 2022 increased as compared to the same period in 2021 as a result of a higher pre-tax loss in the recent three-month period.
For the six months ended June 30, 2022, due to our pre-tax loss we recognized an income tax benefit of $10.6 million, which included an additional benefit of $1.0 million related to the tax effect of the vesting of restricted stock units at a market price higher than the grant price. This compared to an income tax benefit for the six month period ended June 30, 2021 of $1.5 million, which included a charge of $0.6 million related to the tax effect of the difference between the grant price value and the market price value of restricted stock awards at the time of the vesting. Excluding these benefits/charges, the effective tax rates for the six month periods ended June 30, 2022 and 2021 would have been 23% and 25%, respectively. The lower effective rate for the six months ended June 30, 2022 is principally the result of a greater portion of earnings expected to be generated in the relatively low tax jurisdiction of the U.K. in 2022 as compared to 2021.
The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.
Liquidity and Capital Resources
As of June 30, 2022, we had cash and cash equivalents of $64.5 million and term loan debt with an outstanding principal balance of $271.9 million. The remaining principal balance of the term loan is due at maturity on April 12, 2024 and may be repaid further in advance of maturity without penalty.
During the second quarter of 2022, we repurchased in the open market 648,534 shares of our common stock at an average price of $12.06 per share, for a total cost of $7.8 million. Also during the second quarter of 2022, we repurchased 202,392 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $12.54 per share, for a total cost of $2.5 million. In aggregate for the year, as of June 30, 2022, we have repurchased 1,913,611 shares of our common shares and common stock equivalents at an average price of $15.78, for a total cost of $30.2 million.
For the twelve month period through January 31, 2023, our Board of Directors has authorized up to $70 million in purchases of shares and share equivalents (via tax withholding on vesting of restricted stock units). As of July 31, 2022, we have $44.6 million remaining under that authorization. Going forward, we intend to take a balanced approach to our use of available cash, allocating funds for a combination of deleveraging, share repurchases and dividends depending on such factors as our financial position, capital requirements, results of operations and outlook, as well as any legal, tax, regulatory or contractual constraints and any other factors deemed relevant.
Dividend
The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.10 per share to be paid on September 28, 2022 to common stockholders of record on September 14, 2022.
Investor Presentation
An updated investor presentation highlighting the Firm’s results for the second quarter and other matters relevant for investors has been posted on its website today (www.greenhill.com).
Earnings Call
Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Tuesday, August 2, 2022, accessible via telephone and the internet. Scott L. Bok, Chairman and Chief Executive Officer, will review the Firm’s second quarter 2022 financial results and related matters. Following the review, there will be a question and answer session.
Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 7425786. Please register at least 10 minutes before the conference call begins.  The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.
For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 3904687.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, Paris, San Francisco, Singapore, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2021 as well as other public filings. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Revenues	$36,049	$43,237	$81,490	$112,161

Operating Expenses
Employee compensation and benefits	43,163	39,791	90,012	87,083
Occupancy and equipment rental	4,439	4,600	8,842	8,997
Depreciation and amortization	625	793	1,245	1,580
Information services	2,336	2,327	4,636	4,685
Professional fees	2,231	1,704	4,197	3,900
Travel related expenses	1,549	516	2,669	708
Other operating expenses	2,579	2,695	5,290	7,172
Total operating expenses	56,922	52,426	116,891	114,125
Total operating income (loss)	(20,873)	(9,189)	(35,401)	(1,964)
Interest expense	3,258	3,078	6,013	6,286
Income (loss) before taxes	(24,131)	(12,267)	(41,414)	(8,250)
Provision (benefit) for taxes	(5,399)	(3,442)	(10,576)	(1,509)
Net income (loss)	$(18,732)	$(8,825)	$(30,838)	$(6,741)

Average shares outstanding:
Basic	18,237,538	19,447,717	18,330,545	19,560,997
Diluted	18,237,538	19,447,717	18,330,545	19,560,997
Earnings (loss) per share:
Basic	$(1.03)	$(0.45)	$(1.68)	$(0.34)
Diluted	$(1.03)	$(0.45)	$(1.68)	$(0.34)